CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is made and entered into as of the 5th day of January, 1998, by and between CYNTECH TECHNOLOGIES, INC., a Utah corporation (the "Company"), and R. FRANK MEYER (the "Consultant").

                                    Recitals

         A. The Company is engaged in the business of developing and ultimately operating facilities that use the Cyntech process to recycle waste materials and to produce marketable petrochemical fuel products, carbon black, and scrap steel.

         B. Consultant has expertise in areas that will be of benefit to the Company.

         C. The Company desires to procure the services of Consultant, and Consultant desires to provide services to the Company.

                                    Agreement

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Engagement. The Company hereby agrees to engage Consultant, and Consultant hereby agrees to be engaged by the Company, effective as of the date set forth above, on the terms and conditions hereinafter set forth. If the Company and Consultant enter into an employment agreement that provides for Consultant to be employed by the Company on a full-time basis, this Consulting Agreement shall be extinguished automatically by the execution of the employment agreement.

         2. Position and Duties. Consultant shall assist the Company by serving as the chief consultant and advisor to the board, with the title of President. In so doing, Consultant shall manage all research and development, plant construction, and operations of the Company and shall provide other services as may be reasonably requested by the Company. If the Company and Consultant agree that Consultant will also serve as a director of the Company, Consultant will be compensated for that service separately on the same terms as other board members and not pursuant to this Agreement. In performing his duties under this Consulting Agreement, Consultant shall:

         a) devote so much of his time as is reasonably necessary to perform the assigned duties and obligations under this Agreement;

         b) use his best efforts to manage the research and development, plant construction, and operations of the Company;

         c) periodically report to and consult with the board and such individuals and committees as may be designated by the board and attend board meetings as required; and

         d)  act in good faith and with reasonable diligence.

         3. Term of Engagement. This Consulting Agreement shall extend for the ten-year period ending December 31, 2007, at which time this Consulting Agreement shall automatically convert to a month-to-month basis. Consultant and the Company acknowledge and agree that this engagement may be terminated by either party, at any time, with 60 days' notice, for no reason or any reason

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whatsoever.  See paragraph 5,  however,  for the  circumstances  under which the
Company may be required to compensate Consultant following termination.

         4. Compensation. Consultant shall be paid a consulting fee of $200 per hour, with the fee for each month of services payable on the fifth business day of the following month. The Company agrees that each calendar month it will pay Consultant a minimum sum equal to that which would be earned by Consultant working 60 hours per calendar month. Additionally, the Company shall pay Consultant his hourly rate for each hour worked beyond 60 hours per calendar month. Past due amounts shall be subject to interest at the maximum rate permitted under Georgia law. Consultant has agreed to permit the Company to defer payment of consulting fees due to him until the Company has received sufficient funds from its sale of common stock to pay current operating expenses due others.

         5. Reimbursement. The Company shall pay for reasonable travel and client entertainment expenses and shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant while on Company business. The Company shall also reimburse Consultant for:

         a) Up to two vehicles, for which the total base lease cost shall not exceed $1000 per month. If Consultant retains a staff member, Consultant shall be reimbursed for a vehicle for such staff member at an amount not to exceed an additional $250 per month.

         b) All fuel, maintenance, repairs, insurance, taxes, title, and registration for the vehicles identified in paragraph 4(a) herein;

         c) Office rent in an amount not to exceed $500 per month, whether Consultant rents office space or designates a suitable portion of his residence for such purposes; and

         d) All medical and dental expenses incurred for Consultant, his immediate family living at home, and all of his children under the age of 26, regardless of whether they reside with Consultant, if the Company is unable to provide full medical and dental insurance for Consultant.

         6. Termination. Termination shall be effective as of the date specified in the notice of termination. All accrued obligations existing as of the effective date of termination shall survive termination. Additionally, if this Consulting Agreement is terminated prior to December 31, 2007:

         a) by the Company for any reason other than Consultant's gross negligence, willful misconduct, or illegal acts;

         b) by either the Company or Consultant because Consultant is unable to work by reason of death or complete and total disability (subject to a confirming medical examination by a doctor acceptable to both Consultant and the Company); or

         c) by Consultant, if Consultant resigns as a consultant to the Company because of significant changes in the Company's management or its policies that are unacceptable to Consultant; then the Company shall pay Consultant, commencing upon the effective date of the termination and continuing through December 31, 2007, at the rate of $150,000 per year, payable on a monthly basis.

         7. Noncompetition. Consultant acknowledges that the Company's development efforts are national in scope and that its business is not confined to any particular geographical area of the United States. Consultant also acknowledges that the business the Company does with its clients is heavily dependent on the personal relationship established by the Company's Consultants with such clients. Accordingly, during the term of this Agreement and for a

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period of two years  thereafter,  Consultant  hereby covenants and agrees not to compete directly with the Company individually or as a director, officer, consultant, shareholder, record or beneficially owner of 5% or more of the stock, general partner, managing member or other principal of any business, in the solicitation or servicing in or through any medium of communication, including the Internet, of the advertising or marketing needs of any person or firm who or which is engaged or propose to engage in the recycling of waste products and production of petrochemical fuel products, carbon black, or scrap steel, or who or which is a vendor or customer of the Company at the time of termination of this Agreement or who or which has been a vendor or customer of the Company during the prior two years. Consultant also agrees during such time period not to solicit any employees or other consultants of the Company for hire in a business that competes with the Company. In the event a court should find that this noncompetition provision is unreasonable in time or geographical scope or in any other way, the court shall have the authority to modify this provision to the extent necessary to render it reasonable in time or scope or such other way rather than invalidating the entire provision. The provisions of this paragraph will survive any termination of this Agreement.

         8. Equitable Relief. Consultant acknowledges that any breach or threatened breach or alleged breach or threatened alleged breach by Consultant of any of the provisions of Paragraph 6 herein can cause irreparable harm to the Company or its subsidiaries or affiliates, for which the Company would have no adequate remedy at law. In the event of a breach or threatened breach or an alleged breach or alleged threatened breach by Consultant of any of the provisions of paragraph 6 herein, the Company, in addition to any and all other rights and remedies it may have under this Agreement or otherwise, may immediately seek any judicial action which the Company may deem necessary or advisable including, without limitation, the obtaining of temporary and preliminary injunctive relief.

         9. Limitation of Liability. Consultant shall not be liable to the Company under any circumstances unless a court of competent jurisdiction or an arbitrator agreed to by both Consultant and the Company determines that Consultant has breached his duties to the Company as a result of Consultant's gross negligence, willful misconduct, or illegal acts.

         10. Indemnification. The Company shall indemnify Consultant and hold Consultant harmless against all claims, losses, damages, costs, expenses, and reasonable attorneys' fees arising from Consultant's services under this Consultant Agreement, unless a court of competent jurisdiction or an arbitrator agreed to by both Consultant and the Company determines that Consultant has breached his duties to the Company as a result of Consultant's gross negligence, willful misconduct, or illegal acts.

         11. Consultant Independent Contractor. Consultant is engaged under the terms of this Agreement as an independent contractor, and nothing herein shall be construed as creating an employer/employee relationship between the parties. Consultant shall be solely liable for the payment of any taxes imposed or arising out of the payment of compensation to Consultant under this Agreement.

         12. Benefit and Nonassignability. This Agreement may not be assigned by Consultant and may not be assigned by the Company except pursuant to a merger or other corporate reorganization in which control of the resulting entity continues to be held by persons now controlling the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, heirs, successors and assigns.

         13. Notice. Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given if personally served; if transmitted by facsimile if receipt is confirmed by the facsimile operator of the recipient; if sent by electronic mail if receipt is acknowledged by the recipient; if delivered by overnight courier service; or if mailed by certified mail, return receipt requested, addressed as follows:

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                  If to the Company:                 Cyntech Technologies, Inc.
                                                     Attn: Board of Directors
                                                     4305 Derbyshire Trace
                                                     Conyers, GA  30094

                  If to Consultant:                  R. Frank Meyer
                                                     4305 Derbyshire Trace
                                                     Conyers, GA  30094

or such other addresses, facsimile numbers, or electronic mail address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice, demand, request, or other communication shall be deemed to have been given as of the date so delivered or sent by facsimile transmission or electronic mail, one day after the date so sent by overnight delivery, or three days after the date so mailed.

         Either party may change its address for notice purposes by giving notice to the other party pursuant to the above provision.

         14. Counterpart Originals. For the convenience of the parties, this Agreement may be executed in two counterpart originals, which taken together shall constitute a single agreement.

         15. Headings. The headings of the paragraphs herein have been inserted for ease of reference only and shall not control or affect the meaning or interpretation of any of the terms and provisions hereof.

         16. Governing Law. This Agreement is entered into under and shall be governed by the laws of the State of Georgia, excluding law respecting the choice or conflicts of law.

         17. Further Action. The parties hereby agree to execute and deliver such additional documents and to take such further action as may become necessary or desirable to fully carry out the provisions and intent of this Agreement.

         18. Prior Agreements Superseded. This Agreement and the Confidentiality and Non-Disclosure Agreement referred to above supersede any prior understandings or agreements between the parties, whether written or verbal, respecting the within subject matter, and contain the entire understanding of the parties with respect thereto.

         19. Form of Execution. A valid and binding signature hereto or any notice, demand, request, or other communication required or permitted hereunder may be in the form of a manual execution of a document or a true copy made by photographic, xerographic, or other electronic process that provides similar copy accuracy of a document that has been manually executed.

         20. Enforcement. In the event of a dispute between the parties arising under this Agreement, the prevailing party in such dispute shall be entitled to recover its costs, including reasonable attorneys' fees, from the other party.

         21. Nonwaiver. The failure of any party to exercise its rights in the event of a breach of any of the terms and provisions of this Agreement by the other party shall not constitute a waiver of any damages attributable to such breach nor a waiver of any such rights with respect to future, similar breaches.

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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the date hereinabove first written.

                                                     CYNTECH TECHNOLOGIES, INC.

                                                     By /s/ R. Frank Meyer
                                                     Its

                                                     CONSULTANT

                                                     By /s/ R. Frank Meyer
                                                        ------------------
                                                      (R. Frank Meyer)

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